PRESS RELEASE

Acquisitions Contact:	Media Contacts:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480-998-3478 markengstrom@htareit.com	Scott Eckstein Director Financial Relations Board 212-827-3766 seckstein@mww.com	Saskia Sidenfaden Director Financial Relations Board 212-445-8300 ssidenfaden@mww.com

Healthcare Trust of America, Inc. Executes Agreement to Acquire an Approximately 960,000 Square
Foot Multi-State Medical Office Building Portfolio

Scottsdale, Arizona (October 28, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the execution of agreements to acquire a portfolio of nine medical office buildings located in New York, Massachusetts, and Florida for approximately $196,645,000. Each closing is subject to the satisfaction of a number of conditions.

The 98% leased, nine building Class A medical office portfolio (“Portfolio”) consists of approximately 960,000 square feet of both on and off-campus MOBs with a weighted average remaining lease term of seven years. The Portfolio includes both single-tenant and multi-tenant properties located in Albany, New York, North Adams, Massachusetts, and Temple Terrace, Florida.

The Portfolio has an average building age of eight years and includes prominent tenants such as: Catholic Health East (Moody’s: ‘A1’), Health Quest (Moody’s: ‘A3’), The State University of New York (Moody’s: ‘Aa3’), Berkshire Health Systems (Fitch: ‘BBB+’), LabCorp of America (Moody’s: ‘Baa2’), US Oncology, and Community Care Physicians.

“This transaction continues our corporate focus to acquire high quality MOBs with significant occupancy and strong credit tenants located in strategic locations with dominant healthcare systems,” stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “We have worked hard at establishing strong relationships in the healthcare industry. With such relationships we have been able to timely identify and act on opportunities to acquire quality portfolio assets.”

Since January 1, 2010, HTA has acquired approximately $344.5 million in medical office and healthcare related assets based on acquisition price. These acquisitions involve approximately 1.5 million square feet of gross leasable area, which is approximately 98 percent leased.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $344.5 million in medical office and healthcare-related assets. These assets include a total of 17 acquisitions representing approximately 1.5 million square feet. Since its formation in 2006, HTA has made 68 geographically diverse acquisitions valued at approximately $1.8 billion based on purchase price, which includes 208 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.9 million square feet and includes 189 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 24 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the acquisition of [each of] the buildings in the Portfolio may not be completed if the conditions to closing are not satisfied; the strength and financial condition of the buildings; the strength and financial condition of the tenants; uncertainties relating to the local economies of Albany, New York, North Adams, Massachusetts, and Temple Terrace, Florida; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.